Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-46024, 333-82233, 333-58235, 333-06577, 333-73512, 333-109042, 333-127488, and 333-155263) of Integra LifeSciences Holdings Corporation and Subsidiaries of our report dated March 2, 2009, except for the effects of the changes in accounting for certain convertible debt instruments and in the computation of earnings per share as described in Note 2A to the consolidated financial statements, as to which the date is August 6, 2009, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
August 6, 2009